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                                    EXHIBIT 3

                                    GUARANTY

        This Guaranty (the "Guaranty") is made and entered into as of November 4, 1998, (the "Effective Date"), by National Telephone & Communications, Inc., a Delaware corporation ("Guarantor"), in favor of Ironwood Telecom LLC, a Colorado limited liability company ("Lender"). This Guaranty is executed and delivered in connection with a Secured Promissory Note in the original principal amount of $2,124,790 also dated as of the Effective Date (the "Secured Promissory Note") and secured by the Stock Pledge Agreement dated as of the Effective Date (the "Loan Agreement") given to Lender by John P. Casey ("Borrower"). The Secured Promissory Note, Guaranty, and Loan Agreement are collectively referred to as the Loan Documents.

Guarantor, for the benefit of Lender, agrees as set forth below.

1.      Definitions.

        Any capitalized term not otherwise defined in this Guaranty shall have the meaning given to the term in the Loan Agreement.

2.      Guaranty.

        Guarantor unconditionally guaranties to Lender the timely (whether as scheduled or upon acceleration) payment and performance by Borrower of the following (the "Guarantied Obligations"):

                2.1.1. The principal, interest and other charges or amounts due under the Secured Promissory Note and the other Loan Documents (whether by acceleration or otherwise) and all renewals, extensions, modifications and rearrangements of any of the Loan Documents;

                2.1.2. The other obligations set forth in or arising out of the Secured Promissory Note and the other Loan Documents;

                2.1.3. Any of the forgoing arising out of or in connection with any renewal, extension or other modification of the Secured Promissory Note or any of the other Loan Documents;

                2.1.4. Any of the foregoing arising after Borrower has commenced or become subject to any proceeding under the Bankruptcy Code, including any advances

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made to Borrower, any interest that accrues after the filing of the bankruptcy petition (even if the interest cannot be collected in the proceeding under the Bankruptcy Code), and attorneys fees.

If Borrower fails to pay or perform any of the Guarantied Obligations, Guarantor will immediately pay or perform the obligation upon the written request of the Lender.

3.      Lender's Direct Rights.

        3.1. This is a guaranty of payment and performance and is not a guaranty of collection.

        3.2. In the event that Borrower fails timely to pay or perform under the Secured Promissory Note or any of the other Guarantied Obligations, Lender may enforce its rights under this Guaranty without first seeking to obtain payment or performance from:

                3.2.1. Borrower;

                3.2.2. Any other guarantor;

                3.2.3. Any collateral Lender may hold for the Secured Promissory Note or any of the other Loan Documents or any guaranty of the Secured Promissory Note or any of the other Loan Documents, including this one; or

                3.2.4. Exercise of any other remedy or right that Lender may have.

        3.3. In the event Borrower becomes subject to a voluntary or involuntary proceeding under the Bankruptcy Code, Lender may immediately pursue its rights under this Guaranty, even though Lender may be stayed from accelerating or collecting the Guarantied Obligations as against Borrower.

4.      Continuing Guaranty.

        This is a continuing guaranty of the Guarantied Obligations and may not be terminated.

5.      No Notice Required.

        Lender does not have to notify Guarantor of any of the following events and Guarantor will not be released or exonerated from its obligations under this Guaranty if it is not notified of these events:

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        5.1.    Borrower's failure to pay timely any amount owed under the
                Secured Promissory Note or any of the other Loan Documents or to pay or perform any of the other Guarantied Obligations;

        5.2. Borrower's failure to perform any other obligation under the Secured Promissory Note, Loan Agreement, or any other Loan Document;

        5.3. Any sale or other disposition of any collateral for the Secured Promissory Note, for the other Guarantied Obligations, or for any guaranty of the Secured Promissory Note or any of the Guarantied Obligations;

        5.4.    Lender's acceptance of this Guaranty;

        5.5. Any renewal, extension or other modification of the Secured Promissory Note, any other Loan Document, or any of the other Guarantied Obligations; or

        5.6.    All other notices to which it might be entitled.

6.      Guarantor's Additional Waivers.

        Guarantor waives any right it may have to any of the following acts:

        6.1.    Demand;

        6.2.    Presentment;

        6.3.    Diligence;

        6.4.    Protest;

        6.5.    Notice of dishonor; and

        6.6.    Any other notice to which it may be entitled.

7.      No Release of Guarantor.

        Lender may do any of the following, by action or inaction, without releasing or exonerating Guarantor from any of its obligations under this
Guaranty:

        7.1. Renew, extend or otherwise modify or alter the Secured Promissory Note, the Loan Agreement, any other Loan Document or any of the other Guarantied Obligations;

        7.2.    Release Borrower from any of the Guarantied Obligations;


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        7.3.    Sell, release, subordinate, impair, waive or otherwise fail to obtain or perfect a security interest in, or realize upon, any collateral for the Secured Promissory Note, any of the other Guarantied Obligations, or any other guaranty of the Secured Promissory Note;

        7.4. Advance additional funds in its discretion for purposes related to the purposes set forth in the Loan Agreement;

        7.5. From time to time and without first requiring performance on the part of Borrower and without being required to exhaust any or all security held by Lender, to look to and require performance by Guarantor of any obligation on the part of Guarantor to be performed pursuant to the terms hereof, by action at law or in equity or both, and further to collect in any such action its costs and expenses, including reasonable attorneys' fees incurred in enforcing its rights hereunder;

        7.6. Foreclose on any collateral for the Secured Promissory Note or a guaranty of the Secured Promissory Note in a manner that diminishes, impairs or precludes the right of Guarantor to enjoy any rights of subrogation against Borrower or any other guarantor, or to obtain reimbursement, performance, or indemnification for payment or performance under this Guaranty;

        7.7.    Make an election under Bankruptcy Code Section 1111(b)(2);

        7.8. Permit or suffer the creation of secured or unsecured credit or debt under Bankruptcy Code Section 364;

        7.9. Permit or suffer the disallowance, avoidance or subordination of any of the Guarantied Obligations or collateral for any of the Guarantied Obligations;

        7.10. Fail to exercise any right or remedy it may have with respect to the payment or performance of the Secured Promissory Note, any of the other Loan Documents or any of the other Guarantied Obligations; or

        7.11. Fail to obtain a guaranty, other assurance of payment, or credit enhancement from any other person;

8.      No Subrogation, etc.

        Guarantor waives and shall not seek to exercise any of the following rights that it may have against Borrower, any other guarantor, or any collateral provided by Borrower or any other guarantor, for any amounts paid by it, or acts performed by it, under this Guaranty:


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        8.1.    Subrogation;

        8.2.    Reimbursement;

        8.3.    Performance;

        8.4. Indemnification (including any rights to indemnification set forth in this Guaranty).

9.      Subordination of Guarantor.

        9.1.    Subordination of Claims.

        All principal and interest on all existing and future indebtedness, liabilities, and obligations of Borrower to Guarantor, whether fixed or contingent, matured or unmatured, and liquidated or unliquidated (the "Subordinated Debt") shall at all times be subordinated in right of payment to the payment and performance of the Secured Promissory Note, the other Loan Documents and the other Guarantied Obligations.

        9.2.    Payments.

        Upon the occurrence of any default, event of default or Event of Default under any of the Loan Documents, Guarantor will not accept any payments on any of the Subordinated Debt. If no default, event of default or Event of Default has occurred under any of the Loan Documents and Guarantor receives any payment on the Subordinated Debt, it will hold such payment in trust for the benefit of Lender; if any default, event of default or Event of Default has occurred under any of the Loan Documents and Guarantor receives any payment on the Subordinated Debt, it shall immediately deliver such payment to Lender, but, in either event, without otherwise reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

        9.3.    Attorney-in-Fact.

        Guarantor appoints Lender Guarantor's attorney-in-fact to file claims, and receive payments, on behalf of Guarantor with respect to any of the Subordinated Debt in any proceeding by or against Borrower under the Bankruptcy Code (including Chapters 7 or 11), any assignment for the benefit of Lenders made by Borrower, or in any other reorganization or insolvency proceeding.


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10.     Miscellaneous.

        10.1.   Revival of Debt.

        Guarantor's obligations under this Guaranty shall again include amount returned by Lender in the event that Lender must return any amount paid by Borrower or any other guarantor of the Secured Promissory Note or of any of the other Guarantied Obligations because of the application of:

                10.1.1. the Bankruptcy Code;

                10.1.2. any fraudulent transfer law; or

                10.1.3. any law respecting preferences.

        10.2.   No Marshalling.

        Lender has no obligation to marshall any assets in favor of Guarantor, or against or in payment of:

                10.2.1. the Secured Promissory Note,

                10.2.2. any of the other Guarantied Obligations, or

                10.2.3. any other obligation owed to Lender by Guarantor, Borrower, or any other person.

        10.3.   Fees and Costs.

        Guarantor will pay all of Lender's fees and costs incurred in enforcing this Guaranty, including Lender's reasonable attorneys' fees.

        10.4.   Assignment.

        Guarantor may not assign his obligations or liabilities under this Guaranty. Subject to the preceding sentence, this Guaranty shall be binding upon the parties hereto and their respective heirs, executors, successors, representatives and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns. Lender may assign its rights under this Guaranty.

        10.5.   Applicable Law.

        The law of the state of Colorado will apply to the interpretation and enforcement of this Guaranty except that no doctrine of choice of law shall be and to apply the laws of any other state or jurisdiction.


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        10.6.   Indemnification by Borrower.

        Borrower will indemnify Guarantor against, and hold it harmless from, all payments which Guarantor may at any time be required to make to Lender under this Guaranty.

        10.7.   Integration.

        This Guaranty is the entire agreement of Borrower and Guarantor with respect to the subject matter of this Guaranty.

        10.8.   Rights Cumulative.

        All of Lender's rights under this Guaranty are cumulative. The exercise of any one right does not exclude the exercise of any other right given in this Guaranty or any other right of Lender not set forth in this Guaranty.

        10.9.   Rules of Construction.

        The following rules shall apply in interpreting the meaning of this
Guaranty:

                10.9.1. "Includes" and "including" are not limiting;

                10.9.2. "Or" is not exclusive; and

                10.9.3. "All" includes "any" and "any" includes "all."

        10.10.  Severability.

        If any provision of this Guaranty is unenforceable, or otherwise invalid, the remaining provisions of this Guaranty shall be enforced to the fullest possible extent.

        10.11.  Notices.

        Lender may give any notice to Guarantor at the following address, until changed in writing by notice given by Borrower:

                      National Telephone & Communications, Inc.
                      2801 Main Street
                      Irvine, California  92614
                      Telecopy:  (949) 251-8085
                      Attention:  Mr. Denis Richard


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        10.12.  Joint and Several Liability.

        The obligations hereunder of the persons and/or entities constituting Guarantor under this Guaranty are joint and several.

        10.13.  Headings; Number; Gender.

        Section headings used in this Guaranty are for convenience only. They are not a part of this Guaranty and shall not be used in construing it. Wherever appropriate in this Guaranty, the singular shall be deemed to also refer to the plural, and the plural to the singular, and pronouns of certain genders shall be deemed to include either or both of the other genders.

        10.14.  Review of Documents.

        Guarantor acknowledges that he has copies of and is fully familiar with each and every Loan Document.

        10.15.  Counterparts.

        This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be deemed one and the same agreement.

        10.16.  Acknowledgment of Waivers.

        Guarantor acknowledges that certain provisions of this Guaranty operate as waivers of rights that Guarantor would otherwise have under applicable law.

IN WITNESS WHEREOF, the undersigned have executed this Guaranty as of the date first above written.

"Guarantor"

NATIONAL TELEPHONE & COMMUNICATIONS, INC.

By:  /s/ DENIS RICHARD
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     Denis Richard
     President and Chief Executive Officer


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                              AGREEMENT OF BORROWER

        John P. Casey hereby agrees to indemnify National Telephone & Communications, Inc. as set forth in Section 10.6 to the foregoing Guaranty.

                                            /s/ JOHN P. CASEY
                                            ------------------------------------
                                            JOHN P. CASEY


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